Exhibit 99.1

HollyFrontier Announces Salt Lake City Refinery Expansion & Feedstock Supply Agreement

Expansion Project to Increase Refining Capacity of Woods Cross Facility from 31,000 to 45,000 Barrels per Day

DALLAS, TX, Jan. 4, 2012 — HollyFrontier Corporation (“HollyFrontier”) (NYSE-HFC) today announced plans to expand capacity at its 31,000 barrel per day (“bpd”) Woods Cross, Utah refinery to 45,000 bpd with an expected completion in late 2014.

The expansion scope includes the relocation / revamp of crude, fluid catalytic cracking, and polymerization units from a subsidiary of Western Refining Inc.’s (NYSE: WNR) Bloomfield, NM refinery to Woods Cross as well an expansion of the Woods Cross diesel hydrotreater and investment in associated utilities and offsites. HFC has signed a definitive agreement for the purchase of the Bloomfield units with Western Refining. HFC expects incremental yields from the expansion project to be approximately 60% gasoline and 40% diesel. The Company expects the cost of this expansion to be approximately $225 million. The Company also expects that this expansion will have a payback period of less than two years.

In conjunction with the expansion, HollyFrontier signed a 10-year, 20,000 bpd crude oil supply agreement with Newfield Exploration Company (NYSE: NFX). This agreement, which commences upon completion of the expansion, will supply black and yellow wax crude oil produced in the nearby Uinta Basin region to the Woods Cross refinery, which currently has capacity to process approximately 10,000 bpd of these crudes. Upon completion of this expansion, the Woods Cross refinery will be able to process approximately 24,000 bpd of waxy Utah crudes. This expansion and crude oil supply agreement, and expected completion timeline, are subject to HollyFrontier successfully obtaining the necessary permits and regulatory approvals.

“The project to expand our Woods Cross refinery supported by the Newfield supply agreement will allow us to significantly increase earnings and production from Woods Cross. We are excited to be expanding our relationship with Newfield around this growing regional crude source. With the recent startup of the UNEV pipeline, we will have the option to market additional products from this expansion to Cedar City, Utah and Las Vegas, as well as to our traditional customers in Salt Lake City and the Inter-Mountain West,” said Mike Jennings, President and Chief Executive Officer of HollyFrontier.

About HollyFrontier Corporation

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier Corporation operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky

Mountains extending into the Pacific Northwest and in other neighboring Plains states. With the closing of the transaction described in this release, subsidiaries of HollyFrontier own approximately a 42% interest (including a 2% general partner interest) in Holly Energy.

Information about HollyFrontier Corporation may be found on its website at http://www.hollyfrontier.com.

About Newfield Exploration Company

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “will,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in HollyFrontier’s markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of financing to HollyFrontier;

•	the effectiveness of HollyFrontier’s capital investments and marketing strategies;

•	HollyFrontier’s efficiency in carrying out construction projects;

•	the ability of HollyFrontier to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in HollyFrontier’s Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Media:

Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investors:

Doug Aron

Executive Vice President & CFO

M. Neale Hickerson,

Vice President-Investor Relations

HollyFrontier Corporation

214-871-3555